Exhibit 23.2

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS
302 FORT WORTH CLUB BUILDING
306 WEST SEVENTH STREET
FORT WORTH, TEXAS 76102-4987
(817) 336-2461

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

The undersigned hereby consents to the inclusion of the information included in the Form 8-K with respect to the oil and gas reserves of Eagle Rock Energy Partners, L.P. as of the year ended December 31, 2007.  We hereby further consent to all references to our firm included in this Form 8-K and to the incorporation by reference in the Registration Statement on Form S-3, No. 333-147244, and the Registration Statement on Form S-8, No. 333-139612, of such information.

                                                    /s/  CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
April 14, 2008